UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2009
USG Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3673

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 436-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)	On March 9, 2009, the Compensation and Organization Committee of the Registrant’s Board of Directors approved the 2009 Annual Management Incentive Program, or Program, for the Registrants’ named and other executive officers. Under the Program, 40% of the par incentive award for each of the Registrant’s executive officers is based on a formula related to adjusted consolidated net earnings, 40% is based on specified focus targets and 20% is based on other specified targets. No awards will be earned under the Program unless the Registrant’s 2009 earnings before interest, taxes, depreciation and amortization (as defined for purposes of the Program), or EBITDA, at least equals the amount of awards under the Program. Awards under the Program may not exceed twice the amount of the par incentive award. The Program includes a “clawback” provision allowing the Registrant’s Board of Directors to recoup an award inappropriately paid to an executive officer if the executive officer’s fraud or intentional misconduct was a substantial contributing factor to the Registrant having to restate its financial statements.

The Registrant’s Board of Directors approved the following operating focus targets for the Registrant’s named executive officers under the Program: wallboard spread; L&W Supply Corporation adjusted operating profit; USG Building Systems business units gross profit and working capital. The Compensation and Organization Committee approved the following other targets for the named executive officers under the 20% portion of the Program: wallboard cost, EBITDA and liquidity. Each named executive officer is assigned two of these other targets.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	2009 Annual Management Incentive Program (Executive Officers Only)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant
Date: March 12, 2009	By:	/s/ Richard H. Fleming
Richard H. Fleming
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	2009 Annual Management Incentive Program (Executive Officers Only)